UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 30, 2010

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500

Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On December 30, 2010, Avista Corporation (Avista Corp. or the Company) issued $50.0 million of 1.68 percent First Mortgage Bonds (Bonds) due in 2013 pursuant to a bond purchase agreement with a certain institutional investor in the private placement market. The Bonds were issued under and in accordance with the Mortgage and Deed of Trust, dated as of June 1, 1939, from the Company to Citibank, N.A., trustee, as amended and supplemented by various supplemental indentures and other instruments.

The net proceeds from the issuance of the Bonds of $49.8 million (net of placement agent fees and before Avista Corp.’s expenses) were used to repay a portion of the borrowings outstanding under the Company’s $320.0 million committed line of credit.

Item 1.02 Termination of a Material Definitive Agreement.

On December 30, 2010, Avista Corp., Avista Receivables Corporation (ARC), Bank of America, N.A. and Ranger Funding Company, LLC terminated a Receivables Purchase Agreement at the direction of the Company. ARC is a wholly owned, bankruptcy-remote subsidiary of the Company formed in 1997 for the purpose of acquiring or purchasing interests in certain accounts receivable, both billed and unbilled, of the Company.

The Company elected to terminate the Receivables Purchase Agreement prior to its March 11, 2011 expiration date based on the Company’s forecasted liquidity needs. The Receivables Purchase Agreement was originally entered into on May 29, 2002 (and has been renewed on an annual basis) and provided the Company with funds for general corporate needs. Under the Receivables Purchase Agreement, the Company could borrow up to $50.0 million based on calculations of eligible receivables. The Company did not borrow any funds under this revolving agreement in 2010.

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See description of Avista Corp.’s issuance of $50.0 million of 1.68 percent First Mortgage Bonds due in 2013 under Item 1.01.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

4.1	Fiftieth Supplemental Indenture, dated as of December 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: January 4, 2011	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President and Chief Financial Officer